SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2008

MBIA INC.

(Exact name of registrant as specified in its charter)

Connecticut	1-9583	06-1185706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

113 King Street, Armonk, New York	10504
(Addresses of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

914-273-4545

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

As previously disclosed on the Company’s current report on Form 8-K, filed on December 26, 2007, to induce Warburg Pincus Private Equity X (“Warburg Pincus”) to enter into and consummate the Investment Agreement, dated as of December 10, 2007, with the Company, the members of senior management of the Company listed below committed to purchase a certain dollar amount of stock from the Company at a per share price of $31 within 60 days of the consummation of the transaction. As discussed in the Form 8-K filed on December 26, 2007, to facilitate the above described stock purchases, while assuring compliance with the applicable NYSE rules, on December 21, 2007, the Compensation Committee of the Board awarded each of the officers listed below stock options under the 2005 Omnibus Incentive Plan in respect of the number of shares of the Company’s Common Stock set forth opposite his or her name with an exercise price of $31.00 per share.

Name of Officer	Number of Shares
Gary C. Dunton	40,000
C. Edward Chaplin	2,725
Clifford D. Corso	2,725
William C. Fallon	2,725
Thomas G. McLoughlin	2,725
Kevin D. Silva	2,725
Mitchell I. Sonkin	2,725
Christopher E. Weeks	2,725
Ram D. Wertheim	2,725
Ruth M. Whaley	2,725

Warburg Pincus has consented to a reduction in the price at which the stock must be purchased from $31 per share to $12.15 per share, the price at which Warburg Pincus recently purchased stock in the Company’s public offering of stock, and to an extension of the time period during which such shares must be acquired no later than June 30, 2008, provided that the total dollar amount of shares purchased by each of the executive listed above (other than Mr. Dunton who has been released from his commitment) is no less than the original commitment. Each of the executives listed above (other than Mr. Dunton) will satisfy their commitment to buy the shares through the purchase of shares in the market at a price that is not less than $12.15 per share. Accordingly, on March 5, 2008, the Compensation Committee of the Board approved the cancellation of the stock options awarded to each of the officers listed above in respect of the number of shares of the Company’s Common Stock set forth opposite his or her name (including Mr. Dunton), and each of the executives have agreed to the cancellation of such stock options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBIA INC.

By:	/s/ Ram D. Wertheim
Ram D. Wertheim
General Counsel

Date: March 6, 2008

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